Exhibit 99.1


      Georgia Gulf Reports Third Quarter Earnings of $.66 Per Diluted Share


     ATLANTA--(BUSINESS WIRE)--Oct. 26, 2006--Georgia Gulf Corporation (NYSE:
GGC) today announced its financial results for the third quarter of 2006. Since Georgia Gulf completed its acquisition of Royal Group on October 3, 2006, Georgia Gulf's third quarter financial results do not include Royal Group.

     For the third quarter of 2006, Georgia Gulf's net sales were $576.3 million compared to $525.2 million for the third quarter of 2005. Georgia Gulf's net income was $22.7 million or $.66 per diluted share for the third quarter of 2006, compared to net income of $27.9 million or $.82 per diluted share for the same quarter last year. The decline in earnings is primarily a result of higher average raw materials costs, which more than offset higher overall sales prices and lower natural gas costs. The results for the third quarter of 2006 also include an unrealized loss of $.08 per diluted share related to Georgia Gulf's foreign exchange hedge related to the purchase price for the Royal Group acquisition, which was in Canadian dollars.

     In addition, during the third quarter of 2005, Georgia Gulf was able to sell lower cost inventory in a significantly increasing raw materials costs environment as prices drastically escalated at the end of the third quarter of 2005 due to Hurricanes Katrina and Rita. This resulted in a favorable impact of $.37 per diluted share for the third quarter of 2005 as compared to a minimal impact during the third quarter of 2006. Also during the third quarter of 2005, results included a negative impact of $.24 per diluted share due to the hurricanes and favorable tax adjustments of $.09 per diluted share.

     Compared to the second quarter of 2006, Georgia Gulf realized reduced net income in the third quarter of 2006 as a result of higher raw materials costs as well as lower vinyl resins and vinyl compounds sales volumes, which more than offset higher sales prices and lower natural gas costs. In addition, the second quarter of 2006 earnings results included a favorable impact of about $.13 per diluted share related to selling lower cost inventory in an increasing raw materials cost environment compared to a minimal impact during the third quarter of 2006. During the second quarter of 2006, Georgia Gulf reported net earnings of $39.4 million, or $1.15 per diluted share.

     "Although our businesses experienced much higher average raw materials costs, we generally maintained higher sales prices and respectable sales volumes during the quarter until demand softened in September," said Ed Schmitt, Chairman, President and CEO of Georgia Gulf Corporation. "For the fourth quarter, we are experiencing continued softening in demand as we enter into the seasonally slow part of the year."

     Chlorovinyls

     For the third quarter of 2006, Georgia Gulf's chlorovinyls business performed well with operating income of $56.4 million, an increase from $53.1 million in the third quarter of 2005. This increase was the result of increased sales prices outpacing increased raw materials costs. Sales volumes were strong in July and August for vinyl resins and vinyl compounds but declined in September.

     Compared to the second quarter of 2006, operating income declined from a record setting quarterly operating income of $83.7 million as the Company experienced lower sales volumes for vinyl resins and vinyl compounds, higher ethylene costs and lower caustic soda sales prices.

     Aromatics

     For the third quarter of 2006, Georgia Gulf reported an aromatics operating loss of $2.2 million, compared to an operating loss of $1.9 million during the third quarter of 2005. Higher aromatics sales prices and increased phenol and acetone sales volumes were offset by higher benzene and propylene costs as well as lower cumene sales volumes.

     During the third quarter of 2006, the aromatics business experienced an operating loss of $2.2 million compared to an operating loss of $0.5 million during the second quarter of 2006, primarily as a result of higher benzene costs offset higher aromatics sales prices and sales volumes.

     Royal Group

     Since completion of the acquisition of Royal Group on October 3, 2006, Georgia Gulf has been implementing its transition plan to integrate the two companies and begun to take steps to enhance Royal Group's financial performance.

     Georgia Gulf continues to finalize divestitures previously initiated by Royal Group, with proceeds of approximately $98 million expected in the fourth quarter. These divestitures include the sale of Royal Group's distribution center in Canada, its US window coverings manufacturing plants and its Polish operations. Georgia Gulf has also announced its intentions to exit certain unprofitable businesses, including certain segments of Royal Group's window coverings operations, and Royal Building System operations in China and Mexico.

     Georgia Gulf anticipates annual costs savings and operational efficiencies of $64 million in 2007 and increasing to a running rate of $157 million by the end of 2008. "We have made good progress on costs savings initiatives and, at this point, expect to stay on target going forward," said Mr. Schmitt. "We will continue to move quickly and remain excited about this opportunity."

     Conference Call

     Georgia Gulf will discuss its third quarter earnings via teleconference and Webcast on Friday, October 27, 2006, at 9:00 AM ET. To access the teleconference, please dial 888-552-7928 (domestic) or 706-679-3718 (international). To access the teleconference via Webcast, log on to http://audioevent.mshow.com/311005. Playbacks will be available from 10:00 AM ET Friday, October 27, to midnight ET Friday, November 3. Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international). The conference call ID number is 8771813.

     Georgia Gulf Corporation is a leading North American manufacturer and international marketer of two integrated chemical product lines, chlorovinyls and aromatics. Under Royal Group's brands, Georgia Gulf manufactures vinyl-based building and home improvement products including custom window profiles, siding, pipe and pipe fittings, mouldings, decking, fencing, railing, and window coverings.

     Georgia Gulf Corporation's chemical products can be found in high performance plastics, pulp and paper production, packaging, chemical intermediates, pharmaceuticals and medical applications. Headquartered in Atlanta, the Company has nearly 50 manufacturing facilities primarily in North America as well as a facility in China.


                    GEORGIA GULF CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

In Thousands                            September 30,   December 31,
                                             2006           2005
-------------------------------------   ------------- ----------------

ASSETS

Cash and cash equivalents               $     11,231  $        14,298
Receivables, net of allowance                109,333          118,193
Inventories                                  191,967          195,628
Prepaid expenses and other                     3,819           13,306
Deferred income taxes                          5,222            5,091
                                        ------------- ----------------

   Total current assets                      321,572          346,516

Property, plant and equipment, net           406,310          401,412

Goodwill                                      77,720           77,720

Other assets, net                            173,023          175,305
                                        ------------- ----------------

   Total assets                         $    978,625  $     1,000,953
                                        ============= ================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of long-term debt       $     34,000  $        49,300
Accounts payable                             182,164          202,179
Interest payable                               3,429            1,226
Accrued compensation                          16,221           14,986
Income taxes payable                               -            1,258
Unrealized losses on foreign exchange
 derivatives                                  15,846                -
Accrued liabilities                           23,063           15,237
                                        ------------- ----------------

    Total current liabilities                274,723          284,186

Long-term debt, less current portion         129,339          229,339

Deferred income taxes                         95,345          107,959

Other non-current liabilities                 18,997           16,457

Stockholders' equity                         460,221          363,012
                                        ------------- ----------------

    Total liabilities and stockholders'
     equity                             $    978,625  $     1,000,953
                                        ============= ================

Common shares outstanding                     34,219           34,238


                    GEORGIA GULF CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)


                           Three Months Ended     Nine Months Ended
                              September 30,         September 30,
                           ------------------- -----------------------
In Thousands (except per
 share data)                 2006      2005       2006        2005
-------------------------- --------- --------- ----------- -----------

 Net sales                 $576,288  $525,223  $1,746,320  $1,754,794
                           --------- --------- ----------- -----------

 Operating costs and
  expenses
   Costs of sales           513,402   464,884   1,511,876   1,577,036
   Selling, general and
    administrative           18,699    16,917      56,130      47,382
                           --------- --------- ----------- -----------
 Total operating costs and
  expenses                  532,101   481,801   1,568,006   1,624,418
                           --------- --------- ----------- -----------

 Operating income            44,187    43,422     178,314     130,376
 Interest expense, net       (2,779)   (5,148)    (10,588)    (15,975)
 Unrealized losses on
  foreign exchange
  derivatives                (4,459)        -     (15,846)          -
                           --------- --------- ----------- -----------
 Income before income
  taxes                      36,949    38,274     151,880     114,401

 Provision for income
  taxes                      14,288    10,341      56,148      37,556
                           --------- --------- ----------- -----------

 Net income                 $22,661   $27,933     $95,732     $76,845
                           ========= ========= =========== ===========

 Earnings per share:
   Basic                      $0.66     $0.82       $2.81       $2.27
   Diluted                    $0.66     $0.82       $2.78       $2.24

 Weighted average common
  shares:
   Basic                     34,110    33,900      34,087      33,855
   Diluted                   34,392    34,150      34,389      34,234


                    GEORGIA GULF CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                    Three Months       Nine Months
                                        Ended              Ended
In Thousands                        September 30,     September 30,
------------------------------    ----------------- ------------------
                                   2006     2005      2006     2005
                                  -------- -------- --------- --------

 Cash flows from operating
  activities:
    Net income                    $22,661  $27,933   $95,732  $76,845
    Adjustments to reconcile net
     income to net cash provided
     by operating activities:
       Depreciation and
        amortization               16,060   15,848    48,016   47,235
       Unrealized loss on foreign
        exchange derivatives        4,459        -    15,846        -
       Deferred income taxes       (4,203)  (9,175)  (12,745) (14,914)
       Tax benefit (deficiency)
        related to stock plans         36      254      (194)   1,930
       Stock based compensation     2,506      964    10,581    2,795
       Change in operating
        assets, liabilities and
        other                        (622)   3,431     9,977  (62,027)
                                  -------- -------- --------- --------
 Net cash provided by operating
  activities                       40,897   39,255   167,213   51,864
                                  -------- -------- --------- --------


 Cash flows used in investing
  activities
    Capital expenditures          (19,939)  (5,623)  (47,497) (19,041)
                                  -------- -------- --------- --------

 Cash flows from financing
  activities:
    Net change in revolving line  (11,100) (23,900) (115,300) (37,800)
     of credit Proceeds from
     issuance of common stock          63       79       365    2,724
    Purchase and retirement of
     common stock                       -        -    (1,032)  (1,682)
    Tax benefits from employee
     share-based exercises              7        -     1,430        -
    Dividends paid                 (2,749)  (2,729)   (8,246)  (8,185)
                                  -------- -------- --------- --------
 Net cash used in financing
  activities                      (13,779) (26,550) (122,783) (44,943)
                                  -------- -------- --------- --------
 Net change in cash and cash
  equivalents                       7,179    7,082    (3,067) (12,120)
 Cash and cash equivalents at
  beginning of period               4,052    1,886    14,298   21,088
                                  -------- -------- --------- --------
 Cash and cash equivalents at
  end of period                   $11,231   $8,968   $11,231   $8,968
                                  ======== ======== ========= ========


                    GEORGIA GULF CORPORATION AND SUBSIDIARIES
                               SEGMENT INFORMATION
                                   (Unaudited)


                           Three Months Ended     Nine Months Ended
                              September 30,         September 30,
                           ------------------- -----------------------
In Thousands                 2006      2005       2006        2005
------------------------   --------- --------- ----------- -----------

 Segment net sales:
    Chlorovinyls           $415,362  $388,247  $1,321,827  $1,167,473
    Aromatics               160,926   136,976     424,493     587,321
                           --------- --------- ----------- -----------
 Net sales                 $576,288  $525,223  $1,746,320  $1,754,794
                           ========= ========= =========== ===========

 Segment operating income
  (loss):
    Chlorovinyls            $56,373   $53,115    $215,807    $148,090
    Aromatics                (2,217)   (1,878)     (7,649)      3,627
    Unallocated corporate
     expenses                (9,969)   (7,815)    (29,844)    (21,341)
                           --------- --------- ----------- -----------
 Total operating income     $44,187   $43,422    $178,314    $130,376
                           ========= ========= =========== ===========


    CONTACT: Georgia Gulf Corporation
             Angie Tickle
             Investor Relations
             770-395-4520
             or
             Royal Group
             Mark Badger
             Investor Relations
             905-264-0701